EXHIBIT 10.3
                     Employment Agreement Robert Aholt, Jr.

                                                                    Exhibit 10.3

                             PHASE III MEDICAL, INC.
                             330 South Service Road
                                    Suite 120
                            Melville, New York 11747
                                  631 574.4955

September 13, 2004

Mr. Robert Aholt, Jr.
20128 Cavern Court
Saugus, California 91390

Dear Mr. Aholt:

      We are pleased to extend to you an invitation to become the Chief Operating Officer ("COO") of Phase III Medical, Inc. (the "Company").

      As you know, the Company is a public company that, among other things, provides capital and guidance to companies, within the medical sector, in exchange for revenues, royalties and other contractual rights known as "royalty interests," that entitle it to receive a portion of revenue from the sale of pharmaceuticals, medical devices and biotechnology products. As COO, you will be responsible for assisting the Company in reviewing and evaluating business, scientific and medical opportunities, and for other discussions and meetings that may arise during the normal course of the Company conducting its business.

      This Letter Agreement shall be effective as of September 13, 2004 (the "Commencement Date") and shall continue for a period of three (3) years from the Commencement Date (the "Term"). For all services rendered by you in any capacity required hereunder during the Term, you shall be entitled to a monthly salary of $4,000 during the first year of the Term, $5,000 during the second year of the Term, and $6,000 during the third year of the Term, payable within normal payroll practices of the Company, provided that all conditions to payment specified herein have been met.

      In further consideration for your services hereunder, on January 1, 2005 and on the first day of each calendar quarter thereafter during the Term, the Company shall grant you a number of shares of common stock, $0.001 par value per share, of the Company ("Common Stock"), with a "Dollar Value" of $26,750.00, $27,625.00 and $28,887.50, respectively, during the first, second and third years of the Term. The per share price (the "Price") of each share granted to determine the Dollar Value shall be the average closing price of one share of Common Stock on the National Association of Securities Dealers, Inc. Over-the-Counter

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Bulletin Board (the "Bulletin  Board") (or other similar exchange or association on which the Common Stock is then listed or quoted) for the five (5) consecutive trading days immediately preceding the date of grant of such shares; provided, however, that if the Common Stock is not then quoted on the Bulletin Board or otherwise listed or quoted on an exchange or association, the Price shall be the fair market value of one share of Common Stock as of the date of grant as determined in good faith by the Board of Directors of the Company. The number of shares of Common Stock for each quarterly grant shall be equal to the quotient of the Dollar Value divided by the Price. The shares granted will be subject to a one year lockup as of the date of each grant.

      At the end of each year, the parties will discuss variations in the cash and stock proportions of your compensation. In the absence of an alternative mutual agreement, the foregoing shall apply.

      Your employment with the Company shall automatically terminate upon your death or Disability (as defined below). The Company may terminate your employment prior to the end of the Term with or without Cause (as defined below) immediately upon written notice to you. You may terminate your employment upon thirty (30) days' prior written notice to the Company. For purposes of this Letter Agreement, the terms set forth below shall have the meanings ascribed to them below:

      "Cause" shall mean (i) willful malfeasance or willful misconduct by you in connection with your employment; (ii) your gross negligence in performing any of your duties under this Letter Agreement; (iii) your conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendre with respect to, any crime other than a traffic violation or infraction which is a misdemeanor; (iv) your material breach of any written policy applicable to all employees adopted by the Company that is not cured to the reasonable satisfaction of the Company within fifteen (15) business days after notice thereof; or (v) material breach by you of any of your agreements in this Letter Agreement which is not cured to the reasonable satisfaction of the Company within fifteen (15) business days after notice thereof.

      "Disability" shall mean your inability to perform an essential function of your duties and responsibilities to the Company by reason of a physical or mental disability or infirmity, which inability has continued for a period of more than six (6) consecutive months, or for a period aggregating more than six (6) months, whether or not continuous, during any nine (9) month period. The existence of a Disability shall be determined by the Company in its absolute discretion.

      "Good Reason" shall mean (i) the Company's reassignment of your base of operations outside of Los Angeles, California without your consent, (ii) the material reduction by the Company of your duties during the Term,
      (iii) the Company's material breach of the Company's obligations under this Letter Agreement, or (iv) the Company not retaining you as COO.

      In the event your employment is terminated prior to the end of the Term due to your death or Disability, by the Company with or without Cause or upon your resignation from your position as COO for Good Reason, earned but unpaid cash compensation and

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unreimbursed  expenses due as of the date of such  termination  (the "Employment
Termination Date") shall be payable in full. In addition, in the event your employment is terminated prior to the end of the Term for any of the reasons identified in the preceding sentence other than by the Company with Cause, you or your executor of your last will or the duly authorized administrator of your estate, as applicable, will be entitled (i) to receive severance payments equal to one year's salary, paid at the same level and timing of salary as you are then currently receiving and (ii) to receive, during the one (1) year period following the Employment Termination (the "Severance Period"), the stock grants that you would have been entitled to receive had your employment not been terminated prior to the end of the Term; provided, however, that in the event such termination is by the Company without Cause or is upon your resignation for Good Reason, such severance payment and grant shall be subject to your execution and delivery to the Company of a release of all claims against the Company. No other payments shall be made, nor benefits provided, by the Company in connection with the termination of employment prior to the end of the Term, except as otherwise required by law.

      The Company shall pay or reimburse you for all reasonable travel or other expenses (including, without limitation, digital subscriber line (DSL), car (at $750 per month), cell phone and insurance expenses) incurred by you in connection with the performance of your duties and obligations under this Letter Agreement, subject to your presentation of appropriate vouchers in accordance with such procedures as the Company may from time to time establish (including any procedures established to preserve any deductions for Federal income taxation purposes to which the Company may be entitled). I will also pay the executive search firm that you engaged up to $5,000 of the amounts that you owe to such firm.

      All payments provided for under this Letter Agreement shall be paid in cash from the general funds of the Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, you shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments.

      You acknowledge that, as COO, you will have access to the Company's confidential information and that all confidential information shall be and remain the sole property of the Company and that you will not at any time, now or in the future, disclose, disseminate or otherwise make public any of the confidential information without the express written permission of the Company.

      You acknowledge and agree that your services pursuant to this Letter Agreement are unique and extraordinary; that the Company will be dependent upon you for development, financial, marketing and other expertise; and that you will have access to and control of confidential information of the Company. You further acknowledge that the business of the Company is international in scope and cannot be confined to any particular geographic area. You further acknowledge that the scope and duration of the restrictions set forth in this paragraph are reasonable in light of the specific nature and duration of the transactions contemplated by this Letter Agreement. For the foregoing reasons and to induce the Company to enter this Letter Agreement, you covenant and agree that during the Term and

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the  period  beginning  at the end of the Term and ending one (1) year after the end of the Term, you shall not unless with written consent of the Company:

            (i) engage in any business directly related to the business of providing capital and guidance to companies, within the medical pharmaceutical and biotechnology sector, or in any other business conducted by the Company during the Term (collectively, the "Prohibited Activity") in the world for your own account;

            (ii) become interested in any individual, corporation, partnership or other business entity (a "Person") engaged in any Prohibited Activity in the world, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee, consultant or in any other relationship or capacity; provided, however, that you may own directly or indirectly, solely as an investment, securities of any Person which are traded on any national securities exchange if you (x) are not a controlling person of, or a member of a group which controls, such person or (y) do not, directly or indirectly, own 5% or more of any class of securities of such person; or

            (iii) directly or indirectly  hire,  employ or retain any person who at any time during the last twelve (12) months of the Term was an employee of the Company or directly or indirectly solicit, entice, induce or encourage any such person to become employed by any other person.

                  You hereby acknowledge that the covenants and agreements contained in the immediately preceding paragraph are reasonable and valid in all respects and that the Company is entering into this Letter Agreement on such acknowledgment. If you breach, or threaten to commit a breach, of any of the restrictive covenants set forth in this Letter Agreement (the "Restrictive Covenants"), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity: (i) the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and (ii) the right and remedy to require you to account for and pay over to the Company such damages as are recoverable at law as the result of any transactions constituting a breach of any of the Restrictive Covenants.

      You hereby represent and warrant that (i) you have the legal capacity to execute and perform this Letter Agreement, (ii) this Letter Agreement is a valid and binding agreement enforceable against you according to its terms, (iii) the execution and performance of this Letter Agreement does not violate the terms of any existing agreement or understanding to which you are a party or by which you may be bound and (iv) you have, and will, maintain during the Term, all requisite licenses, permits and approvals necessary to perform the duties of COO set forth herein. You also hereby agree that you shall not participate in any medical, health, and insurance plans which may from time to time be in effect for employees of, or

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consultants to, or other agents of, the Company.  You hereby  acknowledge to the
Company that you desire to, and are capable of, securing such benefits independent of your relationship with the Company.

      This Letter Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law principles thereof. Any claim, controversy or dispute between the parties hereto, arising out of, relating to, or in connection with this Letter Agreement or any aspect of your services to the Company hereunder, including but not limited to the termination of this Letter Agreement and any and all claims in tort or contract, shall be submitted to arbitration in Melville, New York, pursuant to the American Arbitration Association ("AAA") National Arbitration Rules for the Resolution of Employment Disputes. This provision shall apply to claims against the Company and/or its affiliates and their respective current or former employees, agents, managers, officers and/or directors. Any issue about whether a claim is covered by this Letter Agreement shall be determined by the arbitrator. There shall be one arbitrator, who (a) shall be chosen from a panel provided by the AAA and who shall apply the substantive law of the State of New York, (b) may award injunctive relief or any other remedy available from a judge, including attorney fees and costs to the prevailing party, and (c) shall not have the power to award punitive damages. Judicial review of the arbitrator's award shall be strictly limited to the issue of whether said award was obtained through fraud, corruption or misconduct.

      This Letter Agreement shall be binding upon, and shall inure to the benefit of, the Company and you and its and your respective permitted successors, assigns, heirs, beneficiaries and representatives. This Letter Agreement is personal to you and may not be assigned by you without the prior written consent of the Company. Any attempted assignment in violation of this paragraph shall be null and void. This Letter Agreement shall constitute the entire agreement among the parties with respect to the matters covered hereby and shall supersede all previous written, oral or implied understandings among them with respect to such matters.

      We are excited about your involvement with the Company and look forward to a long and mutually rewarding scientific and business relationship.

      For our records, I would appreciate your countersigning the attached copy of this Letter Agreement and returning the same to me at your earliest convenience.

                                              Sincerely,

                                              PHASE III MEDICAL, INC.


                                              By:
                                                  -----------------------------
                                                  Mark Weinreb, President & CEO

Accepted and agreed to:


-----------------------------
Robert Aholt